Exhibit 10.7.11
Notice of Grant

Name:	%%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-% %%ADDRESS_LINE_1%-% %%ADDRESS_LINE_2%-% %%CITY%-%, %%STATE%-% %%ZIPCODE%-%
ID:	%%EMPLOYEE_IDENTIFIER%-%
Grant Date:	%%OPTION_DATE,’Month DD, YYYY’%-%
Grant Number:	%%OPTION_NUMBER%-%
Plan:	%%EQUITY_PLAN%-%

You have been granted a Performance Restricted Stock Unit (RSU) award for the number of shares in the range set forth on Exhibit A, subject to the performance metrics set forth on Exhibit B.

This Notice of Grant is subject to all of the terms and conditions set forth herein, as well as the Stock Unit Agreement, the Appendix (which includes the special provisions for your country of residence if any), and the Amended and Restated 1995 Stock Option Plan (the “Plan”), all of which are incorporated herein by reference. This Notice of Grant, the Stock Unit Agreement, the Appendix and the Plan are referred to herein as the “Grant Documents.” Capitalized terms used in this Notice of Grant but not defined shall have the same meaning as provided in the Plan.

By signing this document, you hereby acknowledge receipt of a copy of the Grant Documents, and agree that:

(a) these Performance-based RSUs are granted under and governed by the terms and conditions of the Grant Documents;

(b) you have carefully read, fully understand and agree to all of the terms and conditions described in the Grant Documents;

(c) you understand and agree that the Grant Documents constitute the entire understanding between you and the Company regarding this Performance-based RSU, and that any prior agreements, commitments or negotiations concerning this grant are replaced and superseded; and

(d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Performance-based RSU prior to signing this Notice of Grant and that you have either consulted such counsel or voluntarily declined to consult such counsel.

The Stock Unit Agreement, the Appendix and the Plan are available on the Company’s website at https://stockselfservice.marvell.com/ or by request from the Company’s Stock Administration Department. You hereby agree that these documents are deemed to be delivered to you.

Regards,
Marvell Stock Administration

Exhibit A

Grant Number:	XXXXXXXXX
Grant Date:	XXXXXXXX
Grant Date Fair Market Value per Share:	$XX.XX
Grant Price (30 day trailing average):	$XXXXX
Number of Shares (excluding potential adjustments):	XXXXX
Vesting Schedule:	See Exhibit B
Performance Metrics:	See Exhibit B

Exhibit B

VESTING SCHEDULE FOR SPECIAL PERFORMANCE BASED AWARD

Notwithstanding any acceleration or Change in Control provisions contained in the Plan, the Company’s Change in Control Severance Plan (the “CIC Plan”) or any agreement between the Company and the Participant, the RSUs granted pursuant to this agreement will vest only if certain performance-based goals are achieved (as described below) and certain service-based requirements (as described below) are met. Participant will not vest in the RSUs unless he remains in Continuous Service as an Eligible Executive (as defined below) through the applicable vesting dates (subject to certain termination, death and Disability and Change in Control provisions noted below).
1.Performance Period. 5-year period commencing on the Grant Date.
2.Eligible Executive. For purposes of this grant agreement only, means the Participant is employed on a full-time basis as an Executive Officer of the Company.
3.Performance-Based Vesting Component. The RSUs will become eligible to vest (if at all) during the Performance Period based on Performance Achievement (as set forth below). Any RSUs that become eligible to vest after Performance Achievement are referred to herein as “Price Based RSUs.”
4.Price Targets. Each tranche of RSUs (each a “Tranche”) shall have the per share Price Target noted in the table set forth on Schedule 1 below.
5.Changes in Capitalization. Each of the above Price Targets shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 14 of the Plan.
6.Performance Achievement. Performance Achievement of a Tranche shall occur once the average closing trading price for the Company’s common stock over a period of 60 trading days equals or exceeds the applicable Price Target for that Tranche (which date shall be the “Tranche Achievement Date”).
7.Termination Date. Termination Date is the date on which the Participant ceases to provide Continuous Service as an Eligible Executive.
8.Total Stockholder Return Adjustment. If Performance Achievement of a Tranche has been achieved pursuant to the performance-based vesting component described above, the number of Price Based RSUs applicable to that Tranche will be adjusted (higher, no adjustment or lower) based on the Company’s Total Stockholder Return as compared to the total stockholder return of the companies included in (as of the Grant Date) the S&P 500 Index as measured from the Grant Date to that Tranche’s applicable Tranche Achievement Date.
a.Total Stockholder Return Calculation Methodology – Stock price growth adjusted for reinvested dividends during the measurement period. The start and end prices of the Company’s common stock and of the companies included in the S&P 500 Index shall be based on the average closing prices during the preceding 120-trading days before the Grant Date and before the applicable Tranche Achievement Date. A company that ceases to trade publicly and drops out of the S&P 500 (other than as a result of bankruptcy) during an applicable measurement period will be excluded from the calculation for that measurement period.
b.Performance Adjustment Schedule:

Performance Level	Versus the Companies in the S&P 500	Adjustment
Maximum	90th Percentile or higher	+20% of Price Based RSUs
Target	25th Percentile to 89th Percentile	No Adjustment to Price Based RSUs
Minimum	<25th Percentile	-20% of Price Based RSUs

c.The number of adjusted Price Based RSUs will be rounded up to nearest whole share. The resulting adjusted number of Price Based RSUs are referred to as the “Achieved RSUs" prior to vesting and “Vested RSUs” after vesting.

9.Determination, ECC Certification. All determinations regarding the occurrence of Performance Achievement and Total Stockholder Return shall be made and certified in writing by the Executive Compensation Committee of the Board (“ECC”), or its Chair if such approval has been delegated, and all such determinations shall be final and binding on all parties (the date such certification is made is the “Performance Achievement Date”). Any RSUs that become Achieved RSUs pursuant to the terms and conditions set forth herein will become eligible to vest as set forth below in Section 11 (Service-Based Vesting Component).

10.Time to Complete. Except as set forth in Section 13 and Section 14, Performance Achievement must occur prior to the end of the Performance Period or the RSUs in the Tranche(s) for which the Price Target has not been achieved shall be forfeited. Failure to achieve Performance Achievement for a Tranche has no effect on the vesting of Achieved RSUs from other Tranches.
11.Service-Based Vesting Component. Once the number of Achieved RSUs of a Tranche have been determined and certified as described above, those Achieved RSUs will vest in accordance with the following schedule (subject to the provisions of Sections 12, 13 and 14):

a.50% of that Tranche’s Achieved RSUs will vest on the later of (i) the 3-year anniversary of the Grant Date or (ii) the 15th day of the month after the Performance Achievement Date, subject to Participant remaining in Continuous Service as an Eligible Executive through such date (the “Initial Vesting Date”); and
b.The Remaining 50% of that Tranche’s Achieved RSUs will vest on the 5-year anniversary of the Grant Date (i.e., the last day of the Performance Period), subject to Participant remaining in Continuous Service as an Eligible Executive through such date (the “Final Vesting Date”).

c.Achieved RSUs that vest in accordance with Section 11(a) shall be settled within 30 days following the Initial Vesting Date. Achieved RSUs that vest in accordance with Section 11(b) shall be settled within 30 days following the Final Vesting Date.
12.Termination of Continuous Service (Not Including Termination in Connection with a Change in Control). Notwithstanding Section 11, the terms of the Plan, the CIC Plan, or Section 5 of the Stock Unit Agreement, the following provisions apply with respect to termination of Continuous Service as an Eligible Executive other than a termination in connection with a Change in Control (as the term Change in Control is defined in the CIC Plan).
a.If Participant’s Continuous Service as an Eligible Executive is terminated by the Company for Cause (as “Cause” is defined in the CIC Plan), or the Participant's Continuous Service as an Eligible Executive is terminated by the Participant for other than Good Reason, then any RSUs (whether or not Achieved RSUs) which have not vested as of the Termination Date shall be forfeited as of the Participant's Termination Date.
b.If Participant’s Continuous Service as an Eligible Executive is terminated (i) by the Company other than for Cause, (ii) by the Participant for Good Reason, (iii) as a result of the Participant's death, or (iv) by the Company as a result of the Participant's Disability (as “Disability” is defined in the CIC Plan), then (A) the RSUs in the Tranche(s) for which Performance Achievement has not been achieved (i.e., the unearned RSUs) shall be forfeited and (B) 100% of the Achieved RSUs which have not yet vested in accordance with Section 11, shall vest immediately on the Participant's Termination Date. Any Achieved RSUs which vest as a result of clauses (iii) or (iv) shall be settled within 30 days following the Participant's Termination Date. Any Achieved RSUs which vest as a result of clauses (i) or (ii) shall be settled on the date the release described in Section 16 becomes effective and no longer subject to revocation.
c.Any shares issued to Participant in connection with any RSUs (or any proceeds thereof) shall be subject to forfeiture to the extent required by law or the Company’s Clawback Policy.

d.“Good Reason” shall have the meaning set forth in the then effective CIC Plan. In order to qualify as “Good Reason,” Participant will need to comply with any notice requirements or other pre-requisites set forth in the CIC Plan, as the case may be.
13.Change in Control. Notwithstanding the foregoing provisions, the terms of the Plan, , Section 5 of the Stock Unit Agreement, or the CIC Plan, the following provisions apply with respect to Change in Control (as defined in the Company’s CIC Plan).
a.Definitions: The consummation of the Change in Control is the “CIC Closing”. The date the Change in Control becomes effective is the “Closing Date”. The “Closing Price” is equal to the greater of (i) the effective price per share of Common Stock paid by the acquirer in connection with the Change of Control (as determined by the ECC in its reasonable discretion) or (ii) the closing market price of a share of the Company’s common stock on the Closing Date (or the most recent trading day prior to the Closing Date if the Closing Date is not a trading day). If during the Performance Period, the Company enters into a definitive agreement, whose consummation would result in a CIC, the period from (A) the date that the Company enters into such definitive agreement through (B) the earlier of the Closing Date or the termination or expiration of that definitive agreement is referred to herein as the “Interim CIC Period.”
b.Performance Achievement during the Interim CIC Period. During the Interim CIC Period, Performance Achievement of Tranches for which the Price Target was not previously achieved will be based on the Closing Price rather than on the 60-day trading method. As a result, Performance Achievement will not occur during the Interim CIC Period until there is a CIC Closing (even if the CIC Closing occurs after the 5-year period following the Grant Date).
c.CIC RSUs. If the Closing Price results in Performance Achievement of a Tranche, the number of associated Achieved RSUs will be determined in the manner referred to in Sections 8 and 9 and any such Achieved RSUs will be referred to herein as “CIC RSUs”.
d.Minimum RSUs. Provided the Participant remains in Continuous Service as an Eligible Executive until the Closing Date, if the Closing Price is less than the Tranche 2 Price Target, the Price Target for the full number of RSUs of Tranche 1 and Tranche 2 (minus any prior Achieved RSUs or Vested RSUs for Tranche 1 or Tranche 2) shall be deemed achieved (the “Minimum CIC RSUs”). The Minimum CIC RSUs are not subject to the Total Stockholder Return adjustment described in Section 8. An example is set forth on Schedule 1.
e.Additional RSUs for Partial Achievement. If the Closing Price is between Tranche 2 and 3 Price Targets or between Tranche 3 and Tranche 4 Price Targets, Participant will be eligible to receive additional RSUs (the “Additional RSUs”) for this partial achievement. The base number of Additional RSUs shall be calculated using a straight-line interpolation using the Closing Price between the highest Achieved Tranche and the next Price Target, which shall be expressed as a percentage achievement. The percentage achievement shall then be multiplied by the number of RSUs in the next Tranche to determine the number of Additional RSUs that are deemed achieved which number of RSUs shall then be modified per the terms of the Total Stockholder Return adjustment in Section 8. An example is set forth on Schedule 1.
f.Vesting. The CIC RSUs, Additional RSUs, Minimum CIC RSUs and any other Achieved RSUs determined prior to the beginning of the Interim CIC Period that have not yet vested as of the CIC Closing will vest in accordance with the following vesting schedule:
i.50% shall vest at on the Closing Date provided the Participant is in Continuous Service as an Eligible Executive on the Closing Date; and
ii.The remaining 50% shall vest in equal quarterly installments on the 15th of the month starting the month after the CIC Closing and ending on the 5-year anniversary of the Grant Date provided the Participant is in Continuous Service as an Eligible Executive on each such vesting date.

iii.RSUs that vest in accordance with Section 13(f)(i) shall be settled on the Closing Date. RSUs that vest in accordance with Section 13(f)(ii) shall be settled within 30 days following the applicable vesting date.
iv.For the avoidance of doubt, Achieved RSUs determined prior to the beginning of an Interim CIC Period shall continue to vest and settle in accordance with Sections 11 and 12 until there is a CIC Closing.
g.Change in Control and Certain Terminations Before Closing. Notwithstanding Section 13(f), if during the period beginning on the first day of the Interim CIC Period and ending on the Closing Date the Participant’s Continuous Service as an Eligible Executive is terminated (i) by the Company other than for Cause, (ii) by the Participant for Good Reason, (iii) as a result of the Participant's death, or (iv) by the Company as a result of the Participant's Disability, then CIC RSUs, Minimum RSUs and Additional RSUs shall be determined as of the CIC Closing based on the Closing Price and in accordance with Sections 8 and 9, above, and all such RSUs so determined along with any Achieved RSUs determined prior to the beginning of the Interim CIC Period that have not yet vested will vest on the Closing Date. Any RSUs which vest as a result of clauses (iii) or (iv) shall be settled on the Closing Date. Any RSUs which vest as a result of clauses (i) or (ii) shall be settled on the later of (A) the Closing Date or (B) the date the release described in Section 16 becomes effective and no longer subject to revocation.
h.Change in Control and Certain Terminations After Closing Notwithstanding Section 13(f), if during the period beginning on the Closing Date and ending on the two year anniversary of the Closing Date the Participant’s Continuous Service as an Eligible Executive is terminated (i) by the Company other than for Cause, (ii) by the Participant for Good Reason, (iii) as a result of the Participant's death, or (iv) by the Company as a result of the Participant's Disability, then all then unvested CIC RSUs, Minimum RSUs and Additional RSUs and any Achieved RSUs determined prior to the beginning of the Interim CIC Period that have not yet vested will vest on the Participant's Termination Date. Any RSUs which vest as a result of clauses (iii) or (iv) shall be settled within 30 days following the Participant's Termination Date. Any RSUs which vest as a result of clauses (i) or (ii) shall be settled on the date the release described in Section 16 becomes effective and no longer subject to revocation.
14.No CIC Closing. In the event the Interim CIC Period ends other than a result of a CIC Closing, the provisions of Section 13 shall not apply (other than the definitions in Section 13 (a)) and the provisions of this Section 14 will apply. In the event (i) the Participant’s Continuous Service as an Eligible Executive is terminated (A) by the Company other than for Cause, (B) by the Participant for Good Reason, (C) as a result of the Participant's death, or (D) by the Company as a result of the Participant's Disability, in each case, during an Interim CIC Period and there is no CIC Closing, or (ii) there is no CIC Closing and the Participant is in Continuous Service as an Eligible Executive on the date the Interim CIC Period ends, but the Performance Period has expired, or would expire prior to 90 days following the end of the Interim CIC Period, the Performance Achievement for any RSUs which were not Achieved RSUs prior to the commencement of the Interim CIC Period shall be determined during a period not to exceed 90 days following the termination of the Interim CIC Period. Any RSUs that become Achieved RSUs pursuant to this Section 14 shall be subject to the Total Stockholder Return adjustment described in Section 8 and shall be settled no later than March 15 of the year following the year in which the Performance Achievement Date of such Achieved RSUs occurs.
15.The terms of this Exhibit B shall apply, notwithstanding the terms of the Plan, Participant’s Separation Agreement, Section 5 of the Stock Unit Agreement, or the Company’s Equity Award Death and Disability Acceleration Policy, the following provisions apply with respect to the death or Disability (as defined in the Company’s Equity Award Death and Disability Acceleration Policy) of Participant.
16.Release. Notwithstanding anything in this Exhibit B to the contrary, no RSUs which vest as a result of Sections 12(b)(i) or (ii), Sections 13(g)(i) or (ii), Sections 13(h)(i) or (ii) or Sections 14(i)(A) or (i)(B) will be settled unless the Participant executes and delivers to the Company a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the Participant may have through the date of such release against the Company or its affiliates and such release shall have become legally effective and not subject to revocation within 60 days following the Participant's Termination Date.

17.Tax Regulations. Notwithstanding anything in this Exhibit B to the contrary, the Company may modify the amount or timing of the payout terms hereunder to the extent required to comply with or to prevent tax penalties under Internal Revenue Code Section 409A. In addition, Section 6 of the CIC Plan regarding the potential application of Internal Revenue Code Section 280G shall apply to the RSUs granted under this Exhibit B.